OMB APPROVAL

OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	14

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MGI Pharma, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

MGI PHARMA, INC.
5775 West Old Shakopee Road
Suite 100
Bloomington, Minnesota 55437-3174

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 8, 2007

TO THE STOCKHOLDERS OF MGI PHARMA, INC.:

Notice is hereby given that the Annual Meeting of Stockholders of MGI PHARMA, INC. (“MGI PHARMA” or the “Company”) will be held on Tuesday, May 8, 2007, at the Minneapolis Hilton Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota, 55403 at 1:00 p.m., central time, for the following purposes:

1. To elect nine directors to serve for the ensuing year and until their successors are elected;

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007; and

3.	To consider and act upon any other matters that may properly come before the meeting or any adjournments thereof.

Only holders of record of MGI Common Stock at the close of business on March 12, 2007, will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, HOWEVER, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

BY ORDER OF THE BOARD OF DIRECTORS,

Eric P. Loukas
Secretary

March 29, 2007

MGI PHARMA, INC.
5775 West Old Shakopee Road
Suite 100
Bloomington, Minnesota 55437-3174

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 8, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MGI PHARMA, INC. (“MGI” or the “Company”) for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, May 8, 2007, at the Minneapolis Hilton Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota, at 1:00 p.m., Central time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement and the form of proxy enclosed are being mailed to stockholders commencing on or about March 29, 2007. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 is being furnished to each stockholder with this Proxy Statement.

All holders of the Company’s common stock (“Common Stock”) whose names appear of record on the Company’s books at the close of business on March 12, 2007, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. As of the record date, a total of 79,644,373 shares of such Common Stock were outstanding with each share being entitled to one vote. Holders of Common Stock are not entitled to cumulative voting. A quorum consisting of a majority of the shares of Common Stock outstanding and entitled to vote as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business.

The affirmative vote of a plurality of the shares of Common Stock present and entitled to vote at the Annual Meeting is required for election as a director. This means that the nine nominees for director receiving the most votes will be elected at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm. Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by a stockholder. If no direction is given, the proxy will be voted FOR each such proposal. If a stockholder abstains (or indicates a “withhold vote for” as to directors) from voting as to any matter, then the shares held by such stockholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of any such matter. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to any such matter.

So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters. A proxy may be revoked at any time before being exercised, by delivery to the Secretary of the Company at the address on the cover page of this Proxy Statement, of a written notice of termination of the proxy’s authority or by a duly executed proxy bearing a later date.

Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, although employees of the Company (including officers) who will receive no extra compensation for their services may solicit proxies by telephone, facsimile transmission or in person.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Company’s Second Amended and Restated Articles of Incorporation, as amended (the “Articles”), and Restated Bylaws, as amended (the “Bylaws”), provide that the stockholders shall fix the size of the Board of Directors, but in any event, the Board of Directors shall consist of no fewer than three members. The Board of Directors is currently set at nine members and there are nine directors in office. The Articles require that a majority of the members shall be persons who are not employed by, or rendering consulting or professional services for compensation to, the Company, or any corporation controlled by, controlling or under common control with the Company (or related to or directly or indirectly controlled by any of the foregoing). For such purposes, “control” is defined as direct or indirect beneficial ownership of more than 25% of a corporation’s voting stock.

Eight of the current directors were elected at the 2006 annual meeting. Through the Company’s nominating and governance committee process, James Armitage, M.D., was appointed to the Company’s Board of Directors in July 2006. The nine incumbent directors (including Dr. Armitage) have been nominated for re-election to the Company’s Board of Directors at the Annual Meeting to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal).

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED BELOW. The affirmative vote of a plurality of the shares of Common Stock present and entitled to vote at the Annual Meeting is required for election as a director. This means that the nine nominees for director receiving the most votes will be elected at the Annual Meeting. Each of the nominees is currently serving on the Board of Directors and qualifies as an independent director as defined in the Nasdaq Marketplace Rule 4200, except Mr. Moulder, who, in his role as an officer of the Company, is not independent, and Mr. Mitchell, who, as an employee of the Company through June 2006, is not independent. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the Annual Meeting, for reasons not now known to the Company, the persons named as proxies in the enclosed form of proxy intend to vote for the election of such other person as the Board of Directors may recommend, or the Board of Directors, at its option, may reduce the number of directors that constitute the entire Board of Directors.

Information regarding the nominees is set forth below:

			Principal Occupation and Business
Name	Age	Director Since	Experience for Past Five Years

James O. Armitage, M.D.	59	July 2006	Professor of Medicine since 1987; Associate Professor of Medicine from 1982 to 1987; past Dean of the College of Medicine at the University of Nebraska Medical Center in Omaha. Director of the Bone Marrow Transplantation Program from 1980 to 1982; Assistant Professor of Medicine at the University of Iowa from 1979 to 1982. Past president of American Society of Clinical Oncology.
Andrew J. Ferrara	67	May 1998	President and Chief Executive Officer, Boston Healthcare Associates, Inc. (healthcare consulting firm) since 1993. Prior experience includes 20 years with Eli Lilly & Company both in the U.S. and Europe. Mr. Ferrara is also a director of Indevus Pharmaceuticals.

			Principal Occupation and Business
Name	Age	Director Since	Experience for Past Five Years

Edward W. Mehrer	68	September 2002	Prior to retirement in 2003, Chief Financial Officer and Interim Chief Executive Officer of CyDex, Inc., a drug delivery company. Prior to joining CyDex in November 1996, Mr. Mehrer previously served as Executive Vice President and Chief Financial and Administrative Officer of Marion Merrell Dow (pharmaceuticals) and a Director and member of its Executive Committee. From 1976 to 1986, Mr. Mehrer served as partner-in-charge of audit and accounting for Peat Marwick in Kansas City, Missouri. Mr. Mehrer is also a director of FBL Financial Group, Inc. and Novastar Financial, Inc.
Hugh E. Miller	71	October 1992	Prior to retirement in December 1990, Vice Chairman and Director of ICI Americas, Inc. (chemicals, pharmaceuticals, agricultural, consumer and specialty products). Mr. Miller was a director of Wilmington Trust Corp., Inc. until April 20, 2006.
Dean J. Mitchell	51	October 2005	President and Chief Executive Officer of Alpharma, Inc. since July 2006. Employee of the Company from October 2005 through June 2006. President and Chief Executive Officer of Guilford Pharmaceuticals Inc. from December 2004 through its acquisition by the Company in October 2005. Prior to Guilford Pharmaceuticals, senior management positions with Bristol-Myers Squibb Company since 2001, and GlaxoSmithKline and its predecessor business. Mr. Mitchell is also a director of Alpharma, Inc. and Ista Pharmaceuticals, Inc.
Leon O. Moulder, Jr.	49	May 2003	Chief Executive Officer of MGI since May 2003, President since May 2002, Chief Operating Officer from May 2002 to May 2003, Executive Vice President from September 1999 to May 2002; prior to joining MGI in September 1999, Vice President of Business Development and Commercial Affairs at Eligix, Inc. (biomedical) from November 1997, and a variety of sales, sales management, marketing and business development positions at Hoechst Marion Roussel, Inc., Marion Merrell Dow Pharmaceuticals, Inc. and Marion Laboratories, Inc. (pharmaceuticals) from September 1981.
David B. Sharrock	70	May 2001	Consultant since 1994; formerly Chief Operating Officer and director of Marion Merrell Dow from 1990 to 1994. Mr. Sharrock is also a director of Indevus Pharmaceuticals, Inc. (formerly Interneuron Pharmaceuticals, Inc.), Praecis Pharmaceuticals, Inc., and Cincinnati Bell, Inc.

			Principal Occupation and Business
Name	Age	Director Since	Experience for Past Five Years

Waneta C. Tuttle, Ph.D.	60	January 2004	Owner and Chief Executive Officer of Southwest Medical Ventures, since 1992; director of Exagen Diagnostics, Inc., since 2002; director of the National Center for Genome Resources from 1995 to 2004; Chief Executive Officer of PhDx Systems from 1994 to 2000; member of Charles Stark Draper Laboratories since 1994. Dr. Tuttle is also a director of Exagen Diagnostics, Inc., and Health Care Service Corporation.
Arthur L. Weaver, M.D.	70	July 1998	Clinical professor in the Department of Medicine, University of Nebraska Medical Center since 1995. Consultant to pharmaceutical companies; prior to retirement in 2002, Director of Clinical Research at the Arthritis Center of Nebraska since 1988.

BOARD MATTERS

Any stockholder can communicate with our Board of Directors, or any subset or committee of the Board members, by sending a letter addressed to the MGI PHARMA Board of Directors; c/o MGI PHARMA Corporate Secretary; 5775 West Old Shakopee Road, Suite 100; Bloomington, Minnesota 55437-3174. The Corporate Secretary will promptly forward all communications so received to the full Board of Directors or the individual Board members specifically addressed in the communication.

The Board of Directors has the following standing committees: (i) an audit and finance committee consisting of Messrs. Ferrara, Mehrer and Sharrock, (ii) a compensation committee consisting of Messrs. Ferrara and Miller and Dr. Weaver; (iii) a nominating and governance committee consisting of Messrs. Miller and Sharrock and Dr. Tuttle; and (iv) a science and technology committee consisting of Drs. Armitage, Tuttle and Weaver and Mr. Mitchell.

Audit and Finance Committee

The audit and finance committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters. The audit and finance committee’s responsibilities include: (i) appointing and overseeing the independent registered public accounting firm, (ii) reviewing the independence, qualifications, services, fees, and performance of the independent registered public accounting firm, (iii) pre-approving the professional services provided by the independent registered public accounting firm, (iv) reviewing the scope and plan of work of the annual audit and reports and recommendations submitted by the independent registered public accounting firm, and (v) reviewing the Company’s financial reporting and accounting policies, including any significant changes, with management and the independent registered public accounting firm. The committee is composed of three directors, each of whom is an independent director under the Nasdaq listing standards and the rules of the Securities and Exchange Commission (the “SEC”). Each of the audit and finance committee members is financially literate, and Mr. Mehrer, one of the members of the committee, qualifies as an “audit committee financial expert” under the rules of the SEC. During 2006, the audit and finance committee held twelve meetings. The audit and finance committee operates under a written charter adopted by the Board of Directors, which is attached as Annex A to this proxy statement and which can also be found on the Company’s website at www.mgipharma.com on the Corporate Governance page of the Investors section.

Compensation Committee

The compensation committee reviews and makes certain determinations with respect to designated matters concerning remuneration of employees, officers, and directors. The compensation committee’s responsibilities include (i) adopting an executive compensation strategy consistent with the Company’s plans and objectives and linked to progressive variable compensation practices, (ii) reviewing all compensation arrangements between the Company and its executive officers and making determinations with respect to salary arrangements including, cash compensation, annual incentive payments, stock options, restricted stock awards, retirement, other benefits and other perquisites, (iii) establishing and making determinations with respect to other matters of compensation and fringe benefit matters applicable to all of the Company’s employees, including executive officers. In addition, the committee approves the Company’s programs for the use of stock-based incentives. The committee is composed of three directors, each of whom is an independent director under Nasdaq listing standards. During 2006, the compensation committee held eight meetings. The compensation committee operates under a written charter adopted by the Board of Directors, which can be found on the Company’s website at www.mgipharma.com on the Corporate Governance page of the Investors section.

The compensation committee works closely with our chief executive officer in setting the compensation for our other executive officers. Our chief executive officer typically makes recommendations to the compensation committee for the other executive officers on the amount of base salary, cash incentive awards pursuant to our short-term incentive plan and equity awards pursuant to our long-term incentive plan. Our chief executive officer also discusses the company-wide targets for our short-term incentive plan with the compensation committee before they are set and makes his recommendations to the compensation committee. For purposes of that plan, the personal performance goals are set by our chief executive officer for the other executive officers. Our chief executive officer also makes recommendations to the compensation committee as to whether these goals have been met.

Management, with the compensation committee’s approval, has also engaged an outside compensation consultant, Towers Perrin HR Services, or Towers Perrin. Towers Perrin worked with our senior director of human resources and chief executive officer to review benchmarking of executive compensation of our peer companies. Towers Perrin was directed to include in its review a specified list of peer group companies that had been recommended by our chief executive officer and approved by the compensation committee. Towers Perrin then presented the compensation committee with the results of this review and recommendations for the compensation of our executive officers and for the overall design of our long-term incentive program for all of our associates. Towers Perrin provides copies of its reports to our chief executive officer and our senior director of human resources.

The compensation committee has delegated the authority to grant stock options and restricted stock units to our chief executive officer for employees other than executive officers. On an annual basis, the compensation committee authorizes the issuance of stock options and restricted stock units to associates of the Company in amounts prescribed according to an associate’s level of employment. The compensation committee approves amounts for both current associates and for grants to associates that are newly hired. Stock options and restricted stock units are then awarded to newly hired associates with grant dates of the first day of that person’s employment pursuant to the pre-approved award levels. Additionally, the compensation committee authorizes the chief executive officer to use his discretion to issue an additional amount of stock options and/or restricted stock units to current and newly hired associates, the granting of which is to be based on the chief executive officer’s determination as to the need of the Company to recruit, attract and retain the particular individual. The chief executive officer regularly advises the compensation committee as to the stock options and restricted stock units that he has issued to newly hired or current associates at the committee’s next regularly scheduled meeting.

Nominating and Governance Committee

The nominating and governance committee considers and makes recommendations to the Board of Directors with respect to the criteria for the selection of new directors, the number and qualifications of the members of the Board of Directors, the persons to be nominated for election to the Board of Directors and the Company’s corporate governance principles. In addition, the committee’s responsibilities including coordinating succession planning, reviewing compliance with the Company’s corporate governance principles and conducting an annual performance review of the Board of Directors. The committee is composed of three directors, each of whom is an independent director under the Nasdaq listing standards. During 2006, the nominating and governance committee held five meetings. The nominating and governance committee operates under a written charter adopted by the Board of Directors, which can be found on the Company’s website at www.mgipharma.com on the Corporate Governance page of the Investors section.

The nominating and governance committee will consider qualified candidates for possible nomination that are submitted by our stockholders. Stockholders wishing to make such a submission may do so by sending the following information to the nominating and governance committee care of the MGI PHARMA Corporate Secretary at the address listed on the cover page of this Proxy Statement: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held.

In evaluating persons to be nominated for election or appointment to the Board of Directors, the members of the nominating committee meet to identify and present such persons for consideration by the Board of Directors. The nominating and governance committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of Board of Directors candidates. All director nominees approved by the Board of Directors and all individuals appointed to fill vacancies created between our annual meetings of stockholders are required to stand for election by our stockholders at the next annual meeting.

The nominating and governance committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. In general, a candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of the pharmaceutical industry. The nominating and governance committee will consider these criteria for nominees identified by the nominating and governance committee, by stockholders, or through some other source. When current members of the Board of Directors are considered for nomination or reelection, the nominating and governance committee also takes into consideration their prior MGI PHARMA Board of Directors performance and meeting attendance records.

The nominating and governance committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the nominating and governance committee determines which nominee(s) to recommend to the Board of Directors to submit for election at the next annual meeting. The nominating and governance committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the nominating and governance committee by any stockholder in connection with the 2007 annual meeting. Any stockholders desiring to present a nomination for consideration by the nominating and governance committee prior to our 2008 annual meeting must do so by November 30, 2007 in order to provide adequate time to duly consider the nominee and comply with our Bylaws.

Attendance

During 2006, the Board of Directors held nine meetings. Each incumbent director attended at least 96% of the total number of meetings of the Board of Directors and committees on which he/she served that were held during the period he/she was a member of the Board of Directors or such committees. The Company’s Board of Directors and the committees thereof also act from time to time by written action in lieu of meetings. The Board encourages Directors to attend the Annual Meeting. All of our current Directors who were then in office attended the 2006 Annual Meeting.

Board of Directors Compensation

Compensation payable to non-employee directors for service on the Board of Directors and committees thereof is established by the Board of Directors. We do not pay directors who are also employees of, or consultants to, the Company for serving on the Board of Directors or any committee. Currently, only Mr. Moulder is an employee director of the Company. Until June 30, 2006, Mr. Mitchell was also an employee of the Company. During 2006, each non-employee director received an annual retainer of $25,000, payable quarterly, plus $3,000 for each meeting of the Board attended in person, $1,000 for each meeting of the Board attended by telephone, with the Chairman receiving an additional $1,000 per meeting attended, also payable quarterly. Additionally, each director received $1,000 for each committee meeting attended and the Chairman of the audit committee received an additional $1,000 per audit committee meeting attended.

The non-employee directors are also able to elect, prior to July 1 of each year, to receive shares of our Common Stock in lieu of their annual retainer. These shares are issued on the last business day of each quarter pursuant to awards under the Incentive Plan, as amended, and will be valued as of the close of business on the date of issuance.

In addition to the fees described above, each new non-employee director will receive an option to purchase 15,000 shares of Common Stock upon such director’s initial election or appointment to the Board of Directors and on the day of such director’s re-election to the Board of Directors. The exercise price of all such options granted is the closing market price of our Common Stock on the date of grant, and all such options vest in equal portions on each of the first four anniversaries of the date of grant. The option awards vest annually over a four year period, and vesting continues, but is not accelerated, upon retirement from the Board of Directors.

DIRECTOR COMPENSATION

The following table sets forth the amounts paid to our non-employee directors in 2006 pursuant to the policies described above.

	Fees Earned
	or Paid	Stock	Option	All Other
Name	in Cash	Awards(a)(b)	Awards(a)(c)	Compensation		Total

Hugh Miller	$39,250	$26,667	$60,301	$47,178	(d)	$173,396
James Armitage	$19,156	$—	$24,103	$—		$43,259
Andrew Ferrara	$42,250	$26,667	$60,301	$—		$129,218
Edward Mehrer	$73,667	$—	$61,585	$—		$135,252
Dean Mitchell(e)	$24,500	$—	$40,619	$—		$65,119
David Sharrock	$58,667	$—	$60,301	$—		$118,968
Waneta Tuttle	$59,667	$—	$44,334	$—		$104,001
Arthur Weaver	$57,667	$—	$60,301	$—		$117,968

(a)	Amounts represent the compensation expense recognized for financial statement reporting purposes for each director during 2006, as computed in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments,” which we refer to as FAS 123R, other than disregarding any estimates of forfeitures relating to service-based vesting conditions.

(b)	The grant date FAS 123R fair market value of stock awards issued in 2006 to Mr. Miller and Mr. Ferrara was $26,667 for each director. See Note 13 of the consolidated financial statements in Item 8 of our Annual Report for the year ended December 31, 2006 regarding assumptions underlying the valuation of equity awards.

(c)	The grant date fair market value of option awards issued in 2006 to Mr. Miller, Mr. Ferrara, Mr. Mehrer, Mr. Sharrock and Dr. Weaver was $149,757 for each director. The grant date fair market value of option awards in 2006 issued to Dr. Armitage, Mr. Mitchell, and Dr. Tuttle was $118,080, $177,976, and $149,008 respectively. As of December 31, 2006, the number of outstanding option awards available to

Mr. Miller, Dr. Armitage, Mr. Ferrara, Mr. Mehrer, Mr. Mitchell, Mr. Sharrock, Dr. Tuttle, and Dr. Weaver was 180,000, 15,000, 87,500, 110,000, 15,000, 111,250, 90,000, and 135,000, respectively.

(d)	Distribution of the MGI PHARMA Deferred Compensation Plan for Non-Employee Directors paid at the maturity of account.

(e)	Prior to June 30, 2006, Mr. Mitchell was an employee of the Company and received compensation for his services as an employee, as described further below under “Certain Relationships.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis provides information regarding the objectives and elements of our compensation philosophy and policies for the compensation of the following individuals during 2006:

•	Leon O. Moulder, Jr., our chief executive officer;

•	William F. Spengler, our executive vice president and chief financial officer;

•	Mary Lynne Hedley, Ph.D., our executive vice president and chief scientific officer;

•	Eric P. Loukas, our executive vice president and chief operating officer;

•	Martin J. Duvall, our senior vice president commercial strategy and development, whose position was no longer designated as an executive officer position beginning in August 2006; and

•	James C. Hawley, our former chief financial officer who left the Company in April 2006.

We refer to these individuals collectively as our named executive officers, or NEOs.

The compensation committee is responsible for implementing our executive compensation policies and programs and works closely with our management, in particular our senior director of human resources and Mr. Moulder, and from time to time, with an outside compensation consultant, which for 2006 was Towers Perrin. The compensation committee operates pursuant to a charter approved by the Board of Directors. More information on the committee’s processes and procedures can be found above under the heading “Compensation Committee.”

Philosophy and Objectives of MGI PHARMA Compensation Programs

Overview

Our overall Company-wide compensation philosophy, which is also applicable to our NEOs, is to provide competitive levels of compensation that reflect the level of effort required to achieve our annual and long-term goals, while at the same time keeping our compensation program equitable and straightforward in structure.

•	Equitable treatment of our associates. We strive to provide levels of compensation that are equitable on both internal and external measures, and we want our associates to feel that their compensation is comparable to similarly situated people both within and outside of our Company. Internally, we consider the relative responsibilities and contributions of our associates and maintain comparable levels of compensation for associates that are similarly situated. Externally, we use competitive market data to provide benchmarks for our compensation decisions.

•	Straightforward structure. In structuring our compensation policies and practices, we seek to minimize the complexity of the program, maximize our associates’ understanding of the elements of compensation and provide compensation that is directly related to the achievement of our corporate goals. We believe that a compensation program that is easy to understand further enforces an equitable environment.

While we provide a framework for compensation, we believe that the compensation committee must have the flexibility needed to attract and, perhaps more importantly, retain qualified candidates, as well as recognize individual contributions or performance over and above that expected.

In implementing this philosophy for our NEOs, we award compensation to meet our three principle objectives of aligning executive compensation with our Company’s performance goals, using equity-based awards in an effort to align executives’ and stockholders’ interests and setting compensation to assist us in attracting and retaining qualified executives.

Reflect Performance Goals

As part of our executive compensation program, we reward the achievement, and surpassing, of corporate goals. Our short-term incentive program is designed to reward participants for the achievement of annual financial and personal performance goals by providing cash awards that are paid if corporate and personal goals are met. We believe that the use of annual performance goals provides our associates with an equitable message that when the Company does well, so do they. Similarly, because a significant portion of awards are tied to Company-wide goals, all of the participants in the plan are rewarded for superior Company performance. We also believe that the use of the performance goals we select helps us to have a straightforward structure because our associates can easily correlate their awards to achievement of corporate success. Beginning in 2007, our long-term incentive program for our executive officers will also tie a significant portion of our equity-based compensation to the achievement of Company-wide performance goals.

Utilize Equity-Based Awards

Our compensation program emphasizes equity-based awards, the value of which is contingent on the Company’s longer-term performance, in order to provide our NEOs with a direct incentive to seek increased shareholder returns. Our shareholders receive value when our stock price increases, and by using equity-based awards, our NEOs also receive increased value when our stock price increases. We believe that equity-based awards are an important part of an equitable structure because it is fair to our NEOs and to the Company to correlate NEO compensation with the level of shareholder return. Similarly, equity-based awards represent our philosophy of having a straightforward structure by reminding NEOs that the best measure of long-term corporate success is increased shareholder value.

Attract and Retain Qualified Executives

We believe that the supply of qualified executive talent is limited and have designed our compensation programs to help us attract qualified candidates by providing compensation that is competitive within the biopharmaceutical industry and the broader market for executive talent. Perhaps more importantly, we believe that the design of our compensation programs is important in helping us to keep the qualified executives that we currently have. Our executive compensation policies are designed to assist us in attracting and retaining qualified executives by providing competitive levels of compensation that are consistent with the executives’ alternatives.

Competitive Assessment

During 2006, to assist in identifying the appropriate level of compensation to target for our NEOs, management engaged Towers Perrin as a compensation consultant. In addition to information from the compensation consultant, the compensation committee relied on the recommendations of our human resources management based on published compensation surveys for the industry, including surveys prepared by Towers Perrin and the Radford Global Life Science Survey. The information from Towers Perrin was used in connection with the compensation adjustments that occurred in August 2006 and which are described below.

Management directed Towers Perrin to include in its review a specified list of peer group companies that had been recommended by Mr. Moulder and approved by the compensation committee. Towers Perrin then presented the compensation committee with the results of this review and recommendations for the compensation of our executive officers and for the overall design of our long-term incentive program for all of our employees. For its assignment with us, Towers Perrin worked with our senior director of human resources and Mr. Moulder to review benchmarking data, including executive compensation information on peer companies. Towers Perrin provides copies of its reports to Mr. Moulder and our senior director of human resources.

The information provided by Towers Perrin included historical information and analysis on the amount of total cash compensation, base salary, target bonus percentages, annualized expected values of long-term incentives and total direct compensation for executive officers. Towers Perrin’s analysis compared the compensation packages for our NEOs to information in the 2006 proxy statements of a peer group of companies and to information in a published survey of biotechnology companies. The peer group consisted of 18 companies identified by our management and approved by our compensation committee and included Abraxis BioScience, Inc., Amylin Pharmaceuticals, Inc., Cephalon, Inc., Cubist Pharmaceuticals, Inc., Endo Pharmaceuticals Holdings, Inc., ICOS Corporation, ImClone Systems, Inc., King Pharmaceuticals, Inc., The Medicines Company, Medicis Pharmaceutical Corporation, Millennium Pharmaceuticals, Inc., Neurocrine Biosciences, Inc., ONYX Pharmaceuticals, Inc., OSI Pharmaceuticals, Inc., PDL Biopharma, Inc., Inc., United Therapeutics Corporation, Valeant Pharmaceuticals, Inc. and ViroPharma, Inc. Based on a review of the peer group financials and core business practices, Towers Perrin advised the compensation committee that the peer group was generally an appropriate universe for a compensation level comparison.

In 2006, after taking into account compensation adjustments in August 2006, total target cash compensation, which is base salary and cash incentive awards pursuant to our short-term incentive plan, for each of our NEOs was between the 25th and 50th percentile provided by Towers Perrin. In 2006, after taking into account compensation adjustments in August 2006, total direct compensation, which includes base salary, cash incentive awards pursuant to our short-term incentive plan and target equity awards pursuant to our long-term incentive plan, for each of our NEOs was also between the 25th and 50th percentile provided by Towers Perrin.

We do not consider prior equity compensation awards when setting long-term compensation. We do not consider prior awards because we do not believe that other companies who may be interested in hiring our NEOs would take into account the stock option and restricted stock unit holdings that these officers have in our Company, so we do not believe that all of the objectives of our compensation policy would be met were we to consider those holdings.

Elements of Compensation

The elements of our compensation program include base salary, our short-term incentive plan and our long-term incentive plan. Mr. Moulder typically makes recommendations to the compensation committee for the other NEOs on the amount of base salary, target cash incentive awards pursuant to our short-term incentive plan and target equity awards pursuant to our long-term incentive plan.

Base Salary

Base salary is an integral part of the compensation for our NEOs and we believe that it is necessary to provide these executives with a significant amount of compensation that is fixed and liquid. The base salary for our NEOs is generally set in January of each year, absent other factors, such as promotions. The salary of Mr. Spengler was increased in April 2006 when he was promoted to his position. Mr. Spengler’s salary was further increased in August 2006, as were the salaries for Dr. Hedley and Mr. Loukas, when these officers were promoted to the positions of executive vice president. Mr. Moulder’s salary was also increased in August 2006 as part of the process that the compensation committee went through to evaluate executive officer compensation in connection with our promotion of the other executive officers and the receipt of the competitive assessment data from Towers Perrin.

As discussed above, in connection with the August 2006 compensation adjustments, the compensation committee reviewed the competitive market assessment provided by Towers Perrin when setting base salaries and strived to be near the median of the salaries covered by the assessment.

The compensation committee’s decisions in setting base salary impact the other portions of our compensation program because target awards under our short-term incentive program and our long-term incentive program are both designed as percentages of base salary.

Short-Term Incentive Plan

Our short-term incentive plan is designed to reward participants for meeting or exceeding Company and personal performance goals over the course of a calendar year, and in addition to our NEOs, it is available to a wide range of our associates. If short-term incentive plan targets are met, participants receive a cash award. We use annual performance-based cash awards because they permit us to incentivize our NEOs to achieve goals that we believe are consistent with our current overall goals and strategic direction. We use both Company-wide and personal components because we believe it is necessary to recognize both corporate performance and individual performance. However, because Mr. Moulder has responsibility for the entire Company, in 2006 his personal goals under the short-term incentive plan were the same as the Company-wide goals. This plan is reviewed and updated by the compensation committee on an annual basis, which generally occurs in January of each year.

For 2006, target cash awards for our NEOs, except the CEO, under our short-term incentive plan were based 50% on the achievement of Company-wide goals and 50% on individual performance. The compensation committee sets the Company-wide goals under the short-term incentive plan after discussion with Mr. Moulder and receipt of his recommendation. Our Company-wide goals for 2006 were to (i) attain Aloxi sales revenue target; (ii) successfully launch Dacogen; (iii) gain acceptance of the Saforis NDA filing by FDA; (iv) outlicense certain Dacogen rights; (v) achieve an adjusted operating income target; and (vi) advance our late-stage clinical pipeline. We determined that these goals are an appropriate measure for short-term incentive plan awards because of our belief that achievement of these current overall goals and strategic direction will translate into long-term success for the Company and improved shareholder return. For purposes of the short-term incentive plan, the personal performance goals are set by Mr. Moulder for the other executive officers. Mr. Moulder also makes recommendations to the compensation committee as to whether these goals have been met.

The size of the target cash award for Mr. Moulder was 50% of base salary for the portion of 2006 prior to August 2006, at which time it was increased to 75% of his base salary. The target cash award for Dr. Hedley, Mr. Loukas and Mr. Spengler was set at 35% of base salary for the portion of 2006 prior to August 2006, at which time it was increased to 50% of base salary when these officers were promoted to the positions of executive vice president. The target cash award for Mr. Duvall was 35% of his base salary. Our former chief financial officer, who departed the Company in April 2006, did not participate in any incentive plans for 2006 due to his departure, but his target cash award had been set at 35% of his base salary prior to his departure.

Long-Term Incentive Plan

Our long-term incentive plan, or LTI Plan, is designed to reward our NEOs for long-term Company performance by utilizing grants of various types of equity awards. As described above, we believe that a substantial portion of NEOs compensation should be in the form of equity awards in order to align the interests of the NEOs and our stockholders. The plan is reviewed and updated by the compensation committee on an annual basis, which historically has occurred in July of each year. In 2006, we worked with Towers Perrin to redesign the LTI Plan for 2007. Beginning in 2007, for our NEOs, the LTI Plan will measure long-term Company performance not just by market performance of the Company’s common stock, but also through the achievement of Company-wide goals. Additionally, beginning in 2007, we expect the LTI Plan will be reviewed and updated in January of each year.

Under the LTI Plan, each NEO’s long-term incentive award target has historically been established based on the position held in the Company. In 2006, we used market data to derive an LTI plan compensation target that was near the median of comparable companies identified in the competitive assessment described above. Awards were made approximately 70% as stock options that vest equally over the first 4 anniversaries of the awards and 30% as restricted stock units that vest equally over the first 4 anniversaries of the awards. We determined the number of options to grant by dividing 70% of the value of the executive’s LTI Plan compensation target by the approximate Black-Scholes value of a stock option on the date of grant. The number of shares of restricted stock units was determined by dividing 30% of the value of the executive’s LTI Plan compensation target by the closing price of MGI Common Stock on the date of grant. See Footnote [13] to the consolidated financial statements in item 8 of our annual report for a description of the assumptions used to estimate the fair market value of option and awards using the Black-Scholes option-pricing model.

We believe that the use of equity awards in the LTI Plan are appropriate and provide the proper incentives for executive officers to remain with the Company and execute our strategic growth plans. Beginning in 2007, we have revised the LTI Plan to provide for target awards that have a value at the median of our peer groups. Awards will be made 50% as stock options that vest equally over the first 4 anniversaries of the awards and 50% as restricted stock units that vest after 3 years based on the achievement of Company-wide performance goals. As a result, the entire LTI Plan award will be tied to the Company’s growth and performance because options require an increase in stock price to have value to the NEO and performance share units require performance objectives to be met in order for the NEO to receive value. We believe that this will provide a better incentive to the NEOs to improve the Company’s performance. While stock price can be a good indicator of corporate success, outside factors can cause the stock price to go up or down regardless of the level of performance. Similarly, while internal performance measures are important indicators of success, tying a portion of the total award to stock price is still important to better align the interests of the NEOs with our stockholders.

In addition to annual awards under our long-term incentive plans, in May 2006 we also made a discretionary grant to Mr. Spengler of 18,000 restricted stock units to compensate for his foregoing certain change in control payments to which he may have been entitled as a result of the acquisition of Guilford Pharmaceuticals Inc. by the Company.

Grant Practices

Grants of equity awards are generally made to our NEOs at one time each year pursuant to the LTI Plan. As discussed above, the compensation committee reviews and approves awards and award levels under the LTI Plan. Historically, this has occurred in July of each year. Beginning in 2007, we expect that the review by the compensation committee will occur in January of each year at the first regularly scheduled compensation committee meeting for that year with the grant date occurring in February after the reporting of the prior year’s financial results. While most of our equity awards are made at that time, we occasionally make grants of equity awards to NEOs at other times, including in connection with the initial hiring of a new officer and the promotion of officers. We make such grants at the time of the appointment of the new officer, or upon the occurrence of such events.

All options are granted with an exercise price equal to the closing market price on the date of grant. The date of grant is set by the compensation committee and is typically the date of the compensation committee approval of the award.

Post-Termination Compensation

We do not have employment agreements with any of our NEOs. However, each of our NEOs has a termination agreement that provides for certain benefits in the event that the NEO’s termination in connection with a change of control is without “Cause” or is for “Good Reason.” We believe that these termination agreements were necessary to attract some of our NEOs and help in our retention of our NEOs due to the prevalence of these types of awards in the market in which we compete for executives and so that we can be competitive with our peers. Additional information regarding the termination agreements, including a definition of key terms and a quantification of benefits that would be received by these officers had termination occurred on December 31, 2006, is found below under the heading “Potential Payments on Termination or Change-in-Control.”

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders) that is established by a committee that consists only of “outside directors” as defined for purposes of Section 162(m). For 2006, all members of the Compensation Committee qualified as “outside directors.” We consider the potential long-term impact of Section 162(m) when establishing compensation, and we attempt to qualify our compensation programs as performance-based compensation within the meaning of the Internal Revenue Code to the extent that doing so remains consistent with our compensation philosophy and objectives.

Compensation Committee Report

The compensation committee reviewed and discussed with management the Compensation Discussion and Analysis found in this Proxy Statement. Based on the review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (including through incorporation by reference to this Proxy Statement).

HUGH E. MILLER, CHAIR
ANDREW J. FERRARA
ARTHUR L. WEAVER, M.D.
The Members of the Compensation Committee

Compensation Committee Interlocks and Insider Participation

Currently, Messrs. Ferrara and Miller and Dr. Weaver serve on the compensation committee. Dr. Weaver joined the compensation committee in May 2006. None of the Directors serving on the compensation committee during 2006 is or was one of our officers or employees. In addition, none of these individuals serves as a member of the board of directors or on the compensation committee of any company that has an executive officer serving on our Board or the compensation committee.

Summary Compensation Table

The following table summarizes the compensation of our NEOs in 2006.

						Non Equity
Name and Principal				Stock	Option	Incentive Plan	All Other
Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Compensation(3)		Total

Leon O. Moulder, Jr.	2006	$470,417	$—	$228,905	$257,625	$217,031	$26,550		$1,200,528
President and Chief Executive Officer
Mary Lynne Hedley	2006	$344,167	$—	$123,340	$92,740	$117,425	$26,550		$704,222
Executive Vice President and Chief Scientific Officer
Eric P. Loukas	2006	$312,669	$—	$123,340	$95,756	$108,330	$19,754		$659,849
Executive Vice President and Chief Operating Officer
William F. Spengler	2006	$334,859	$100,000	$191,966	$167,119	$114,737	$19,973		$928,654
Executive Vice President and Chief Financial Officer
Martin J. Duvall	2006	$285,000	$—	$83,939	$31,509	$82,294	$15,802		$498,544
Senior Vice President Commercial Strategy and Development
James C. Hawley	2006	$91,667	$—	$(25,202)	$—	$—	$298,890	(4)	$365,355
Former Senior Vice President and Chief Financial Officer

(1)	Represents the compensation expense recognized for financial statement reporting purposes for each NEO during 2006, disregarding any estimate of forfeitures relating to service-based vesting conditions, pursuant to FAS 123R. See Note [13] to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions pursuant to FAS 123R.

(2)	Amounts in this column represent payments pursuant to the Short-Term Incentive Plan described in the Compensation Discussion and Analysis above and under the heading Short-Term Incentive Plan below.

(3)	Amounts in this column consist of: (a) company contributions to the retirement plan accounts for Messrs. Moulder, Hawley, Loukas, Spengler and Duvall and Dr. Hedley; (b) a housing allowance for Mr. Spengler; and (c) a $275,000 severance payment and accrued vacation payout for Mr. Hawley.

These amounts include:

	Contributions to			Severance Payments
	Company Retirement			and Accrued
Name	Plan	Housing Allowance		Vacation Payout

Leon O. Moulder, Jr.	$26,550	$		$
Mary Lynne Hedley	$26,550	$		$
Eric P. Loukas	$19,754	$		$
William F. Spengler	$6,600		$13,373	$
Martin J. Duvall	$15,802	$		$
James C. Hawley	$7,850	$		$291,040

(4)	Mr. Hawley ceased to serve as our chief financial officer on April 21, 2006, at which time Mr. Spengler was promoted to that position.

Grants of Plan-Based Awards

The following table summarizes grants made by the Company to each of NEOs pursuant to incentive plans of the Company.

		Estimated
		Possible
		Payouts			All Other
		under	All Other		Option
		Non-Equity	Stock		Awards:		Equity
		Incentive	Awards:		Number of		Exercise or
		Plan	Number of		Securities	FMV of	Base Price of
		Awards(1)	Shares of	FMV of	Underlying	Option	Option
	Grant	Target	Stock or	Stock	Options	Awards	Awards
Name	Date	($)	Units(2)	Awards(3)	(4)	(3)	($/Sh)

Leon O. Moulder, Jr.	8/31/06	289,375	20,000	$302,600	80,000	$671,722	$15.13
Mary Lynne Hedley	8/31/06	142,333	20,000	$302,600	75,000	$607,367	$15.13
Eric P. Loukas	8/31/06	131,309	20,000	$302,600	75,000	$622,463	$15.13
William F. Spengler	4/21/06	139,076	—	$—	25,000	$223,454	$17.84
	5/09/06		18,000	$354,060	—	$—	—
	8/31/06		10,000	$151,300	75,000	$622,463	$15.13
Martin J. Duvall	8/31/06	99,750	5,000	$75,650	25,000	$205,434	$15.13
James C. Hawley	—		—		—		$—

(1)	These columns show the range of cash payouts targeted for 2006 performance under the Company’s short-term incentive plan, which is described in the section entitled “Short-Term Incentive Plan” in the Compensation Discussion and Analysis above. For 2006, target cash awards for our NEOs (except the CEO) under our short-term incentive plan were based 50% on the achievement of Company-wide goals and 50% on individual performance. The amounts in the Target award column assume that 100% of the Company-wide performance goals and 100% of the individual performance goals are met. The compensation committee does not set a minimum threshold for the payment of awards under the short-term incentive plan. If the goals are not achieved at the 100% level, the compensation committee determines at what level the goals were achieved and whether an adjusted payout based on the percentage achieved is appropriate. For a discussion of the performance metrics applicable to these awards, see the above-referenced section of the Compensation Discussion and Analysis.

(2)	Represents restricted stock units that vest in four equal annual installments beginning on August 31, 2008.

(3)	Represents the dollar amount of the grant date fair market value as described in FAS 123R. See Note [13] to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating fair value pursuant to FAS 123R.

(4)	Tandem stock appreciation rights (SARs) were granted in conjunction with the option grants disclosed above. The Tandem SARs can be exercised within a 30 day period acceleration date in lieu of the underlying options in the following circumstances; i) the date of public announcement of the acquisition of beneficial ownership of more than 50% of the outstanding voting stock of the Company by means of a tender offer, exchange offer or otherwise, ii) the date five business days after the date of public announcement of the acquisition of beneficial ownership of more than 25% but not more than 50% of the outstanding voting stock of the Company by means of a tender offer, exchange offer or otherwise, if during such five-business day period, the Board or the Committee has not, by resolution duly adopted, elected that such acquisition not give rise to an acquisition date, iii) date of shareholder approval of any consolidation or merger of the Company in which the Company is not the continuing surviving corporation or pursuant to which shares of Company stock would be converted to cash, securities, or other property, other than a merger of the company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger, iv) any sales, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, and v) any liquidation or dissolution of the Company. William F. Spengler was granted 25,000 SARs on April 21, 2006. The number of SARs granted on August 31, 2006 was 80,000, 75,000, 75,000, and 75,000 for Leon O. Moulder, Jr., Mary Lynne Hedley, Eric P. Loukas, and William F. Spengler, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of	Number of
	Securities	Securities			Stock Awards
	Underlying	Underlying				Market Value of
	Unexercised	Unexercised	Option	Option	Number of Shares or	Shares or Units of
	Options	Options	Exercise	Expiration	Units of Stock that	Stock that
Name	Exercisable	Unexercisable(1)	Price	Date	Have Not Vested(2)	Have Not Vested(3)

Leon O. Moulder, Jr.					31,750	$584,518
	100,000	—	$6.00	9/27/2009
	80,000	—	$8.22	1/11/2010
	70,000	—	$8.38	1/16/2011
	37,500	—	$5.13	3/29/2011
	25,000	—	$3.55	5/14/2012
	30,000	—	$3.65	6/05/2012
	150,000	50,000	$8.08	5/12/2013
	—	80,000	$15.13	8/31/2013
	320,000	—	$29.61	5/10/2014
Mary Lynne Hedley					24,875	$457,949
	52,500	—	$29.28	9/03/2011
	5,000	—	$28.06	11/9/2011
	17,500	—	$26.91	7/15/2012
	—	75,000	$15.13	8/31/2013
Eric P. Loukas					24,875	$457,949
	30,000	—	$27.17	7/06/2011
	12,500	—	$27.86	7/15/2011
	5,000	—	$27.15	1/03/2012
	17,500	—	$26.91	7/15/2012
	—	75,000	$15.13	8/31/2013
William F. Spengler					40,750	$750,208
	25,000	—	$23.01	10/04/2012
	—	25,000	$17.84	4/21/2013
	—	75,000	$15.13	8/31/2013
Martin J. Duvall					9,875	$181,799
	50,000	—	$26.75	11/29/2011
	17,500	—	$26.91	7/15/2012
	—	25,000	$15.13	8/31/2013
James C. Hawley					—	$—
	—	—	$—	—

(1)	The options that expire on April 21, 2013 are exercisable as to 25% of the underlying option shares as of April 21, 2007, 50% of such option shares as of April 21, 2008, 75% of such option shares as of April 21, 2009, and 100% of such option shares as of April 21, 2010.

The unexercisable options that expire on May 12, 2013 become exercisable on May 12, 2007.

The options that expire on August 31, 2013 are exercisable as to 25% of the underlying option shares as of August 31, 2007, 50% of such option shares as of August 31, 2008, 75% of such option shares as of August 31, 2009, and 100% of such option shares as of August 31, 2010.

(2)	Unvested restricted stock units vest in accordance with the following schedule:

	Number of Stock Units
	Leon O.	Mary Lynne	Eric P.	William F.	Martin J.
Date	Moulder Jr.	Hedley	Loukas	Spengler	Duvall

5/09/07	—	—	—	4,500	—
5/10/07	8,000	—	—	—	—
7/15/07	1,250	875	875	—	875
8/31/07	5,000	5,000	5,000	2,500	1,250
10/03/07	—	750	750	4,250	750
5/09/08	—	—	—	4,500	—
7/15/08	1,250	875	875	—	875
8/31/08	5,000	5,000	5,000	2,500	1,250
10/03/08	—	750	750	4,250	750
5/09/09	—	—	—	4,500	—
7/15/09	1,250	875	875	—	875
8/31/09	5,000	5,000	5,000	2,500	1,250
10/03/09	—	750	750	4,250	750
5/09/10	—	—	—	4,500	—
8/31/10	5,000	5,000	5,000	2,500	1,250

(3)	Value calculated by multiplying the closing market price of the Common Stock on December 29, 2006, or $18.41, by the number of restricted stock units.

OPTION EXERCISES AND STOCK VESTED

	Options Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Received
Name	Exercise	on Exercise	Vesting	on Vesting(1)

Leon O. Moulder, Jr.	—	$—	9,250	$179,965
Mary Lynne Hedley	—	$—	9,125	$143,865
Eric P. Loukas	—	$—	1,625	$30,915
William F. Spengler	—	$—	4,250	$73,143
Martin J. Duvall	—	$—	1,625	$30,915
James C. Hawley	—	$—	—	$—

(1)	The value received upon vesting is calculated by multiplying the number of shares vested by the closing price of the common stock on the date of the vesting.

Potential Payments on Termination or Change in Control

In 2006, each of our NEOs had a termination agreement with the Company providing that, following a “change in control” (as defined below) of the Company, if such officer is terminated by the Company without “cause” (as defined below) or leaves for “good reason” (as defined below), then the officer will be entitled to receive a lump sum cash payment equal to 24 times such officer’s monthly base salary (as in effect at the time of the change in control or the termination, whichever is higher) and payment of legal fees and expenses relating to the termination. The termination agreements provide that if the officer receives payments under the agreement that would subject the officer to any federal excise tax due under Sections 280G and 4999 of the Code, then the officer will also receive a cash “gross-up” payment so that the officer will be in the same net after-tax position that the officer would have been in had such excise tax not been applied. Sections 280G and 4999 of the Code provide that if “parachute payments” (compensatory payments contingent on a change in control) made to a covered individual equal or exceed three times such individual’s “base amount” (average annual compensation over the five taxable years preceding the taxable year in which the change in control occurs), the excess of such parachute payments over such individual’s base amount will be subject to a 20% excise tax and will not be deductible by the Company. Under the termination agreements, “change in control” is defined to include a change in control of the type required to be disclosed under Securities and Exchange Commission proxy rules, an acquisition by a person or group of 35% of the outstanding voting stock of the Company, a proxy fight or contested election that results in a majority of the Board of Directors changing, or another event that the majority of directors who were in office at the time of entering into the agreement or whose nomination or appointment was approved by those directors or directors who were approved by those directors determines to be a change in control; “cause” is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to the Company; and “good reason” is defined to include a change in the officer’s responsibility or status, a reduction in salary or benefits or a mandatory relocation.

Mr. Spengler’s termination agreement also provides that if his employment with the Company is terminated without cause at any time prior to July 20, 2008, then the vesting will be fully accelerated for any unvested restricted stock units he was granted through the 2006 annual grant under our long-term incentive plan.

All of our NEOs also hold limited stock appreciation rights, granted in tandem with stock options that would become immediately exercisable upon a change-in-control, in lieu of the related option.

Several of our compensation and benefit plans contain provisions for enhanced benefits upon a change-in-control of MGI PHARMA, except in certain circumstances. These enhanced benefits include immediate vesting of stock options and restricted stock unit awards and would be available to all employees who have received grants under the applicable plan. Our retirement plan provides for full vesting if employment terminates under specified circumstances following a change-in-control.

None of our NEOs have any agreed upon severance agreements or arrangements that provide for any benefits if their employment is terminated, other than in connection with a change in control.

Had a change in control occurred on December 31, 2006 and had the employment of Messrs. Moulder, Loukas and Spengler and Dr. Hedley been terminated on that date, these officers would be entitled to the amounts set forth in the table below.

Payment Benefits and Estimates

		Accelerated Vesting of
		Equity Awards and
	Lump Sum Cash	Stock Appreciated	Parachute Payment
Name	Payment	Rights(1)	Gross-Up Payments		Total

Leon O. Moulder, Jr.	$1,100,000	$6,983,518		$4,104,845	$12,188,363
Mary Lynne Hedley	$730,000	$703,949	$		$1,433,949
Eric P. Loukas	$730,000	$703,949		$605,725	$2,039,674
William F. Spengler	$730,000	$1,010,458		$662,534	$2,402,992
Martin J. Duvall	$590,000	$263,799	$		$853,799

(1)	The value set forth in this column for purposes of valuing stock appreciation rights are based on the value of each share of common stock at $18.41, which was the last closing price of a share of common stock of the Company on the NASDAQ Global Market on December 29, 2006, the last business day of 2006.

On March 29, 2007, a new form of termination agreement was authorized for all of our NEOs. The new form termination agreements provide that in addition to the payments described above, following a change in control of the Company, if such officer is terminated by the Company without cause or leaves for good reason, then the officer will also be entitled to receive a lump sum cash payment equal to two times the NEO’s annual target cash award under our short-term incentive plan (as in effect at the time of the change in control or the termination, whichever is higher).

Equity Compensation Plans

The following table summarizes as of December 31, 2006 the shares of the Company’s Common Stock subject to outstanding awards or available for future awards under the Company’s equity compensation plans and arrangements.

	Number of Shares to			Number of Shares
	be Issued upon		Weighted-average	Remaining Available for
	Exercise of		Exercise Price of	Future Issuance under
	Outstanding		Outstanding	Equity Compensation Plans
	Options, Warrants		Options, Warrants	(Excluding Shares Reflected
Equity Compensation Plans Category	and Rights		and Rights	in the First Column)

Approved by Stockholders	11,052,133		$16.93	6,705,523	(1)
Not Approved by Stockholders	39,182	(2)	$5.12	0

Total	11,091,315		$16.89	6,705,523

(1)	Includes 6,482,050 shares remaining available under the Incentive Plan, 133,750 shares remaining available under the 1999 Nonemployee Director Stock Option Plan and 89,723 shares remaining available under the Guilford Pharmaceuticals Inc. 2002 Stock Option Plan.

(2)	Includes shares underlying stock options granted to the Regents of California for license rights to technology acquired by the Company. Vesting of the remaining unvested options, which represents 20,000 shares, will occur in equal amounts when (i) a new drug application (“NDA”) for a licensed product is submitted to regulatory authorities for marketing approval and (ii) a licensed product is approved for marketing. The terms of the agreement expire on August 31, 2008.

Certain Relationships

In accordance with our audit and finance committee charter, our audit and finance committee is responsible for reviewing and approving the terms and conditions of all related party transactions. Financial transactions in which any immediate family member of a director or executive officer of our company has a direct or indirect material interest need to be approved by our audit and finance committee prior to our entering into such transaction. Our audit committee did not, however, approve the terms of the agreement with Mr. Mitchell described in the paragraph below, because that agreement was entered into prior to his becoming a director and was approved by the full board of directors.

After the Company acquired Guilford Pharmaceuticals Inc. in October 2005, Dean J. Mitchell was employed by the Company on an at-will basis to assist with the integration of Guilford’s research, development and commercial programs into the business of the Company. In connection with his employment, Mr. Mitchell was paid a salary of $45,833 per month through June 30, 2006, the date his employment with the Company ended, for a total of $274,998 in 2006.

AUDIT AND FINANCE COMMITTEE REPORT AND INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FEES

Report of the Audit and Finance Committee

The audit and finance committee operates under a written charter approved by the Board of Directors. A copy of the charter can be found on the Company’s website at www.mgipharma.com on the Corporate Governance page of the Investors section. All members of the audit and finance committee are independent under the Nasdaq listing standards and the regulations of the SEC.

Our committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2006 (the “Audited Financial Statements”). In addition, we have discussed with KPMG LLP, the independent registered public accounting firm for the Company, the Audited Financial Statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Our committee also has received, reviewed and discussed the written disclosures and letter from KPMG required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees), and we have discussed with KPMG that firm’s independence.

Based on the foregoing review and discussions, we have recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

EDWARD W. MEHRER, CHAIR
ANDREW J. FERRARA
DAVID B. SHARROCK
The Members of the Audit and Finance Committee

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit and finance committee of the Board of Directors has appointed KPMG the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007. KPMG has served as the Company’s registered public accounting firm since the Company’s incorporation and has no relationship with the Company other than that arising from its engagement as independent registered public accounting firm. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders. The audit and finance committee is responsible for hiring, compensating and overseeing the independent registered public accounting firm, and reserves the right to exercise that responsibility at any time. If the appointment of KPMG is not ratified by the stockholders, the audit and finance committee is not obligated to appoint another registered public accounting firm, but the audit and finance committee will give consideration to such unfavorable vote. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm Fees

KPMG, the independent registered public accounting firm of the Company, provides both audit and non-audit services to the Company. The fee table below reports fees billed or to be billed to the Company for professional services provided to the Company during each of the years ended December 31, 2005 and 2006. Beginning September 2002, the audit and finance committee’s charter required pre-approval of services provided to the Company by KPMG. In 2005 and 2006, all of the fees incurred were pre-approved by the audit and finance committee. Based in part on its review of the nature and value of services provided by KPMG, the audit and finance committee has concluded that the provision of non-audit services are compatible with maintaining KPMG’s independence.

	2005	2006

Audit Fees(1)	$494,307	$540,105
Audit Related Fees(2)	10,000	33,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees	$504,307	$573,105

(1)	Audit Fees include fee for professional services rendered by KPMG for the annual audit and review of the financial statements included in the Company’s quarterly reports or services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements for those fiscal years. Includes fees of $176,307 in 2005 and $135,005 in 2006 for services related to comfort letters, consents and assistance provided to the Company on regulatory filings and in conjunction with our required SEC filing requirements related to financing and acquisition transactions.

(2)	Audit Related Fees include fees billed for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported as Audit Fees. Includes audit-related fees representing services for audits of the Company’s retirement plan.

(3)	There were no fees billed by KPMG in 2005 or 2006 that relate to professional services for tax compliance, tax advice and tax planning.

(4)	There were no fees billed by KPMG in 2005 and 2006 that are not included in one of the above categories.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 12, 2007, with respect to Common Stock beneficially owned by directors of the Company, the executive officers of the Company named in the Summary Compensation Table above, all directors and executive officers as a group, and all stockholders known to the Company to have been beneficial owners of more than 5% of the Company’s Common Stock. Except as otherwise indicated, the individuals and entities listed in the table have sole voting and investment power with respect to the Common Stock owned by them.

	Amount and Nature
	of Beneficial
Name of Beneficial Owners	Ownership	Percent of Class

Wellington Management Company, LLP(1)	8,713,341	10.94%
Adage Capital Partners L.P.(2)	5,400,000	6.78%
Barclays Global Investors, N.A. and affiliated entities(3)	5,187,001	6.51%
David E. Shaw & Co., Inc. and affiliated entities(4)	5,037,743	6.33%
James O. Armitage, M.D.	3,750	*	%
Andrew J. Ferrara(5)	72,241	*	%
Edward W. Mehrer(5)	96,954	*	%
Hugh E. Miller(5)	201,511	*	%
Dean J. Mitchell	7,615	*	%
Leon O. Moulder, Jr.(5)(6)	1,020,544	1.28%
David B. Sharrock(5)	98,500	*	%
Waneta Tuttle, Ph.D.(5)	80,750	*	%
Arthur L. Weaver, M.D.(5)	118,250	*	%
Martin J. Duvall(5)(6)(7)	70,962	*	%
James C. Hawley(5)(6)	0	*	%
Mary Lynne Hedley(5)(6)	83,063	*	%
Eric P. Loukas(5)(6)	67,786	*	%
William F. Spengler(5)(6)	44,496	*	%
All current directors and executive officers as a group ([12] persons)(5)(6)	1,898,460	2.38%

*	Less than 1%

(1)	This stockholder’s address is 75 State Street, Boston, Massachusetts 02109. The information concerning this stockholder is based solely on an Amendment to Schedule 13G, filed with the SEC on February 14, 2007. The shares of the Company’s common stock reported as being beneficially owned by Wellington Management Company, LLP (“Wellington”), in its capacity as investment adviser, are owned of record by clients of Wellington. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares. Wellington has shared voting power with respect to 8,069,541 shares and shared dispositive power with respect to 8,731,341 shares.

(2)	This stockholder’s address is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116. The information concerning this stockholder is based solely on an Amendment to Schedule 13G, filed with the SEC on January 18, 2007. Adage Capital Partners, L.P. (“ACP”), Adage Capital Partners GP, L.L.C. (“ACPGP”), Adage Capital Advisors, L.L.C. (“ACA”), and Phillip Gross (“Mr. Gross”) filed the Schedule 13G/A together with Robert Atchinson (“Mr. Atchinson”, collectively the “Filing Persons”). The shares of the Company’s common stock reported as being beneficially owned by the Filing Persons are directly owned by ACP. ACP has the power to dispose of and the power to vote the shares of the Company’s common stock beneficially owned by it, which power may be exercised by its general partner, ACPGP. ACA, as managing member of ACPGP, directs ACPGP’s operations. Neither ACPGP nor ACA directly own any shares of the Company’s common stock. Messrs. Atchinson and Gross, as managing members of ACA, have shared power to vote shares of the Company’s common stock beneficially owned by ACP. Neither Mr. Atchinson nor Mr. Gross directly owns any shares of the Company’s common stock.

(3)	The address for Barclays Global Investors, NA (“Barclays Investors”) and Barclays Global Fund Advisors (“Barclays Fund Advisors”) is 45 Fremont Street, San Francisco 94105, the address for Barclays Global Investors, Ltd. (“Barclays Investors Ltd.”) is Murray House, 1 Royal Mint Court, London, EC3N 4HH and the address for Barclays Global Investors Japan Trust and Banking Company Limited (“Barclays Japan Trust”) and Barclays Global Investors Japan Limited (“Barclays Investors Japan”) is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuy-Ku, Tokyo 150-0012 Japan. The information concerning Barclays Investors, Barclays Fund Advisors, Barclays Investors Ltd. and Barclays Japan Trust is based solely on a Schedule 13G, filed with the SEC on January 23, 2007. As of December 31, 2006, the Schedule 13G indicates that Barclays Investors has sole voting power as to 1,995,142 shares and sole dispositive power as to 2,273,871 shares, Barclays Fund Advisors has sole voting and dispositive power of 2,862,697 shares, Barclays Investors Ltd. has sole voting power and sole dispositive power as to 50,433 shares and Barclays Japan Trust and Barclays Investors Japan have sole voting power and sole dispositive power as to 0 shares.

(4)	The address for David E. Shaw, D. E. Shaw & Co., Inc. (“DESC”), D. E. Shaw & Co. II, Inc. (“DESCII”), D. E. Shaw & Co., L.L.C. (“DESCLLC”), D. E. Shaw & Co., L.P. (“DESCLP”), D. E. Shaw Meniscus Portfolios, L.L.C. (“Meniscus”), and D. E. Shaw Valence, L.L.C. (“Valence,” and together with DESC, DESCII, DESCLLC, DESCLP and Meniscus, the “Filing Persons”) is 120 W. 45th Street, Tower 45, 39th Floor, New York, NY 10036. The information concerning the Filing Persons is based solely on an Amendment to Schedule 13G, filed with the SEC on February 14, 2007. The shares of the Company’s common stock reported as being beneficially owned by the Filing Persons are directly owned by Meniscus and Valence. Mr. Shaw is the President and sole shareholder of both DESC and DESCII. DESC is the general partner of DESCLP, which in turn is the investment adviser of Meniscus and the managing member of Valence. DESCII is the managing member of DESCLLC, which in turn is the managing member of Meniscus. Each of the Filing Persons has shared voting and dispositive power over shares as follows: Mr. Shaw 5,037,743, DESCLP 5,037,743, DESCLLC 4,989,918, Meniscus 4,989,918, Valence 47,825.

(5)	Includes the following number of shares that can be acquired within 60 days of March 12, 2007 through the exercise of stock options or vesting of restricted stock: Mr. Ferrara, 68,750 shares; Mr. Mehrer, 91,250 shares; Mr. Miller, 161,250 shares; Mr. Mitchell, 3,750 shares; Mr. Moulder, 820,500 shares; Mr. Sharrock, 92,500 shares; Dr. Tuttle 78,750 shares; Dr. Weaver, 116,250 shares; Mr. Duvall, 67,500 shares; Dr. Hedley 75,000 shares; Mr. Loukas, 65,000 shares; Mr. Spengler 35,750 shares and all directors and executive officers, 1,676,250 shares.

(6)	Includes the following number of shares beneficially owned as of February 22, 2007 through the Company’s Retirement Savings Plan: Mr. Moulder, 9,905 shares, Mr. Duvall, 1,471 shares; Dr. Hedley 1,834 shares; Mr. Loukas, 1,696 shares; and Mr. Spengler 993 shares.

(7)	Includes 366 shares held by Mr. Duvall’s children. Mr. Duvall disclaims beneficial ownership of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and such beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file.

Based on a review of copies of these reports we received and on written representations from certain reporting persons, we believe that during 2006, our executive officers and directors filed with the Securities and Exchange Commission on a timely basis all required reports relating to transactions involving our equity securities beneficially owned by them, except that (i) a Form 3 was filed by Dr. Hedley on July 17, 2006, to correct the omission of 3,500 restricted stock units held by Dr. Hedley as of October 3, 2005 and (ii) a Form 5 was filed by Mr. Mitchell reflecting his number of shares held in the MGI PHARMA, INC. Retirement Savings Plan and his divestiture of shares of the Company’s common stock.

ANNUAL REPORT

A copy of MGI PHARMA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

MGI PHARMA filed its Annual Report on Form 10-K with the Securities and Exchange Commission on March 1, 2007. MGI PHARMA will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, excluding exhibits. Please send a written request to Investor Relations, MGI PHARMA, INC., 5775 West Old Shakopee Road, Suite 100, Bloomington, Minnesota 55437.

PROPOSALS FOR THE NEXT ANNUAL MEETING

Any stockholder proposals to be presented at the 2008 Annual Meeting or considered for inclusion in the Company’s proxy material for the 2008 Annual Meeting of Stockholders must be received at the Company’s principal executive office at 5775 West Old Shakopee Road, Suite 100, Bloomington, Minnesota 55437, by November 30, 2007. In connection with any matter to be proposed by a stockholder at the 2008 Annual Meeting, but not proposed for inclusion in the Company’s proxy materials, the proxy holders designated by the Company for that meeting may exercise their discretionary voting authority with respect to that stockholder proposal if appropriate notice of that proposal is not received by the Company at its principal executive office by November 30, 2007.

BY ORDER OF THE BOARD OF DIRECTORS

Eric P. Loukas
Secretary

March 29, 2007

MGI PHARMA, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 8, 2007
1:00 p.m. Central Time
Minneapolis Hilton Hotel
1001 Marquette Avenue
Minneapolis, Minnesota

MGI PHARMA, INC. 5775 West Old Shakopee Road, Suite 100 Bloomington, MN 55437-3174	proxy

This proxy is solicited on behalf of the MGI PHARMA Board of Directors.
By signing this proxy, you revoke all prior proxies and appoint Eric P. Loukas and Kathleen A. Molacek, or either one of them, as Named Proxies, each with the power to appoint his/her substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of MGI PHARMA, INC. held of record by the undersigned at the close of business on March 12, 2007, at the Annual Meeting of Stockholders of the Company to be held on May 8, 2007, or any adjournment hereof.
If no choice is specified, the proxy will be voted “FOR’’ Items 1, 2, and 3.
See reverse for voting instructions.

COMPANY #

There are two ways to vote your Proxy
Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 7, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or your Taxpayer Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to MGI PHARMA, INC., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone, please do not mail your Proxy Card
ò Please detach here ò
The Board of Directors Recommends a Vote FOR Items 1, 2, and 3.

1.	Election of directors:	01 James O. Armitage, M.D.	06 Leon O. Moulder, Jr.
		02 Andrew J. Ferrara	07 David B. Sharrock
		03 Edward W. Mehrer	08 Waneta C. Tuttle, Ph.D.
		04 Hugh E. Miller	09 Arthur L. Weaver, M.D.
05 Dean J. Mitchell

☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of KPMG LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007; and	☐ For	☐ Against	☐ Abstain
3.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box     ☐     Indicate changes below:

Date

Signature(s)in Box
Please sign exactly as your name(s) appear on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.